Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Form S-1 of our report dated March 17, 2025, relating to our audit of the financial statements of Gameverse Interactive Corp as of December 31, 2024 and 2023, and for the periods then ended, and the reference to our firm under the caption “Experts” in the Offering Statement.

/s/ M&K CPA’s, PLLC

The Woodlands, TX

March 24, 2025